Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of September 30, 2009, is entered into by and between by and between Unum Group, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee (the “Company”), and Robert Carl Greving (the “Consultant”).

WITNESSETH:

WHEREAS, on September 30, 2009, the Consultant and the Company wish that the Consultant’s employment with the Company shall terminate (the date of such termination of employment, the “Date of Termination”)

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of the Company (the “Business”); and

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant; and

WHEREAS, the Company and the Consultant have mutually agreed that following the Date of Termination, the Consultant shall serve as an advisor to the Company on the terms and subject to the conditions hereinafter specified.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.    Consulting Period. The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the Date of Termination and ending upon the date that is one year after the Effective Date, unless this Agreement shall be earlier terminated in accordance with the terms hereof (the “Consulting Period”).

2.    Consulting Services. During the Consulting Period, the Consultant shall (a) provide general consulting services to the Company in respect of the Business and (b) make himself reasonably available to the Company to consult on Business-specific projects for the Company, in each case, as may be reasonably requested from time to time by the Company. Such consulting services shall be performed at such place or places as shall be mutually agreed upon by the Consultant and the Company. In no event shall the Consultant be required or permitted to provide consulting services for more than 32 hours in any month during the Consulting Period. Notwithstanding any other provision of this Agreement to the contrary, during the Consulting Period, the amount of time the Consultant will spend on providing the consulting services required under this Agreement shall be limited so that the Consultant’s termination of employment on the Date of Termination will constitute the Consultant’s “separation from service” with the Company as such term is defined under Treas. Reg. Section 1.409A-1(h).

3.    Consideration. In consideration for agreeing to provide the consulting services set forth in Section 2 and for agreeing to the covenants set forth in Section 7, during the Consulting Period, the Company agrees to pay to the Consultant, and the Consultant agrees to accept as full compensation, (i) a payment of $200,000 on the date that is the first business day six months after the Date of Termination, (ii) a payment of $100,000 on June 30, 2010, and (iii) a payment of $100,000 on September 30, 2010 (which is a total of $400,000 for the Consulting Period) (the “Consulting Fee”), in each case, so long as the Consultant continues to be available to provide the services hereunder on the applicable payment date.

4.    Expenses. The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies for any reasonable business expenses incurred by the Consultant in connection with the performance of the consulting services described in Section 2.

5.    Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits with respect to the consulting services from the Company and will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company.

6.    Confidential Information. The Consultant hereby acknowledges that, as an advisor of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Consultant further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Consultant hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the remainder of his employment with the Company, during the Consulting Period and thereafter, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever provided that disclosure to employees and other consultants with a need to know such information shall be permitted, or use any confidential information for his own benefit except for the performance of his duties hereunder or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, confidential information shall not include information that becomes generally available to the public, other than as a result of disclosure by the Consultant.

7.    Restrictive Covenants.

(a) During the period from the date hereof until the first anniversary of the Date of Termination (the “Restricted Period”), the Consultant shall not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding the preceding sentence, the Consultant shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is deemed to be a competing business. For the purposes of this Agreement, a “Competing Business” shall be any business which is a significant competitor of the Company or any of its subsidiaries, unless the Consultant’s primary duties and responsibilities with respect to such business are not related to the management or operation of disability insurance or complementary special risk products and services, the acquisition or divestiture of any insurance or reinsurance business, or consulting with respect to reinsurance matters in any country where the Company or any of its subsidiaries is conducting business.

(b)    During the Restricted Period, the Consultant shall not, directly or indirectly, either for Consultant’s own benefit or purpose or for the benefit or purpose of any other person, employ, or offer to employ, call on, or actively interfere with the Company’s relationship with any Covered Employee, provided that this Section 7(b) shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means an employee of the Company who was a vice president or more senior officer of the Company as of the Date of Termination.

(c)    The Consultant acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Consultant breaches or threatens to breach any of the provisions of Sections 6 or 7(a) or (b). The Consultant agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company may have. The Consultant further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Company has an adequate remedy at law.

(d)    The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Consultant’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Consultant and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(e)    The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 or 4 would not have been promised in the absence of the Consultant’s promises under this Section 7.

8.    Status as an Independent Contractor. The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides consulting services hereunder, and that in performing consulting services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.

9. Termination of Consulting Agreement.

(a) Termination. The Company may, at any time and in its sole discretion, terminate this Agreement with or without Cause (as defined below). The Consultant may also terminate this Agreement immediately upon giving written notice of such voluntary termination to the Company. Furthermore, this Agreement shall be terminated upon the Consultant’s death or the Consultant’s physical or mental disability which prevents him from substantially performing his duties hereunder and is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Consultant or the Consultant’s legal representative (“Disability”). For purposes of this Agreement, “Cause” shall mean: (i) the continued failure of the Consultant to be available to perform substantially the Consultant’s duties hereunder; (ii) the willful engaging by the Consultant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; (iii) the Consultant’s conviction of a felony or a guilty or nolo contendere plea by the Consultant with respect thereto; or (iv) the breach by the Consultant of Sections 6 or 7 hereof.

(b) Payments Upon Termination. Either the Consultant or the Company may terminate this Agreement prior to the end of the scheduled Consulting Period upon written notice provided to the other party hereto, without further obligation hereunder other than the payment of the amount that would have been paid to the Consultant on the payment date set forth in Section 3 immediately following the date of termination of this Agreement had this Agreement not been terminated, multiplied by a fraction, the numerator being the number of days that had elapsed from the later of (x) the Date of Termination and (y) the most recent date on which the prior installment of the Consulting Fee was paid to the Consultant (such later date, the “Applicable Date”) through the date of termination of this Agreement, and the denominator being the total number of days from the Applicable Date until the first date on which the subsequent installment of the Consulting Fee would have been paid to the Consultant had this Agreement not been terminated. In addition, solely in the event of a termination of this Agreement by the Company without Cause (as defined above) or by reason of the Consultant’s death or Disability, the Consultant shall be entitled to any unpaid portion of the Consulting Fee for the remainder of the scheduled Consulting Period at the same time and in the same manner as if this Agreement had not been terminated.

10. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

At the home address most recently on record at the Company or at such business address as shall be provided by Consultant at or prior to the execution of this Agreement;

If to the Company:

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Attention: General Counsel;

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

11.    Miscellaneous. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s laws and principles regarding the conflict of laws. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Company. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.    Taxes. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid to the Consultant with respect to the Consulting Fees payable under Section 3 hereof in the Consultant’s capacity as a consultant. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith that are taxable income to the Consultant shall in no event be paid later than the end of the calendar year next following the calendar year in which the Consultant incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

UNUM GROUP

By:	/s/ Richard P. McKenney
Name:	Richard P. McKenney
Title:	EVP and CFO

CONSULTANT

By:	/s/ Robert C. Greving
Name:	Robert C. Greving